Exhibit 10.1.22

Master Software Sales and Services Agreement (Americas)

The Effective Date of this Master Software Sales and Services Agreement (“Agreement”) is the later date of execution of this Agreement unless otherwise agreed here as the 19 day of May 2004. For due consideration and for the mutual benefit of the executing parties, including SunGard Sherwood Systems (US) Inc. (“Sherwood”) and the customer named in this Agreement (“Customer”), Customer hereby contracts to license Sherwood software as set forth in the charges schedule (“Order Form”) to this Agreement and documentation as defined in the Software License hereto and any related service/s as set forth in any attached Schedules and Sub-Schedules to this Agreement (all collectively referred to as the “Product”) and the parties agree the following:

1.	This Agreement has Schedules, and may have Sub-Schedules, attached, and incorporated, as set forth in the Order Form, which include all or in part: Schedule 1. Software Offering; Schedule 2. Non-Disclosure Agreement; Schedule 3. Software License; Schedule 4. Support and Maintenance; Schedule 5. Enhanced Support; Schedule 6. Professional Technical Services; Order Form/Charges Schedule.

2.	Sherwood will offer Product as set forth in Schedule 1. Both parties hereby agree to the terms of or have executed the Sherwood Non-Disclosure Agreement. Licensing terms and conditions shall be found in Schedule 3. and are manifestly incorporated with any Sherwood software purchase. The Order Form hereto is an initial charges schedule that sets out the costs of Customer’s initial purchases under this Agreement and any Product not specifically listed in the Order Form shall not be entitled to nor enjoyed by the Customer. Further Schedules and/or Sub-Schedules, changes and/or any additions to this Agreement not specified in this Agreement at the Effective Date may be subsequently agreed and incorporated by a mutually executed written amendment or via a Change Order Form under the Sherwood Change Control Process. Terms and conditions of this Agreement shall prevail over any attached/ incorporated Schedule, agreement, or prior or subsequent written communication or understanding in the event of a conflict between the same.

3.	Customer shall keep Product and any operating manuals and other documentation supplied under this Agreement strictly confidential, and shall not disclose their content other than to employees, agents, or contractors who require them for the sole purposes of Customer’s license under this Agreement and who are aware of and agree to non-disclosure obligations hereunder. Customer is responsible for its use of Product under this Agreement and must not add to, modify, nor in any way interfere with software source code without Sherwood’s prior written authorisation or as allowed under this Agreement, nor allow anyone else (other than a party authorised by Sherwood in writing) to do so.

4.	Delivery of Product shall be F.O.B. Sherwood’s offices (“Delivery”). Both parties will use best efforts to deliver any service/s included with Product and/or ready to use by any date specified and agreed by and between the parties. Any date shall be treated as an estimate and Sherwood does not accept any liability for failure to meet such a date. Except as otherwise specified on the Order Form, undisputed payment is due within net thirty (30) days of Sherwood’s invoice date in USD. If an invoice is not paid during this period, Sherwood may charge daily interest on late payments at a rate equal to the base-standard lending rate as published in the Wall Street Journal. Unless otherwise stated in Order Form, prices include Delivery only, and exclude Product install, deployment, professional services, or the like, withholding tax and any other taxes and/or duties (including import and export duties) for which Customer is liable.

5.	Sherwood may not assign the Agreement to another party who is not an affiliate of Sherwood without the prior written consent of Customer and such consent shall not be unreasonably withheld or delayed. Sherwood may transfer any of its rights or obligations under this Agreement to any person/entity, but it is understood and agreed that when Sherwood uses a sub-contractor to perform Services in relation to Schedule 6 herein, then Sherwood will verbally or otherwise inform Customer. Customer shall not charge, dispose, or encumber in any way nor assign or transfer any of its rights or obligations hereunder without the express prior written consent of Sherwood and such consent shall not be unreasonably withheld or delayed.

6.	Customer is responsible for ensuring Product is suitable for its own needs, and any warranty, statement, or promise regarding any Sherwood Product is only valid if given in writing by Sherwood. Both parties agree to comply with all applicable laws and regulations and shall indemnify the other party against any liability and losses resulting from its failure to do so.

7.	Sherwood does not exclude or limit liability for fraud, death, or personal injury resulting from its own negligence (or that of its employees whilst acting in the course of their employment). However, except where expressly set forth herein, Sherwood shall have no liability in contract, tort (including negligence), or otherwise for any loss of revenue, business, contracts, anticipated savings, profits, data, or information, or loss of use or value of any equipment or software, or for any indirect or consequential losses and/or damages, even if Sherwood had been advised, knew, or should have known the possibility of such loss or damages. In addition to the foregoing, neither party shall be considered to be in default hereto if performance or obligations are prevented or delayed by causes beyond either party’s reasonable control. Subject to the foregoing, any Sherwood liability to Customer in contract, tort (including negligence), or otherwise arising in connection with the Product or this Agreement is strictly limited to the aggregate amounts paid by the Customer under this Agreement.

8.	Rights, powers, privileges, and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise. A waiver by either party of its rights hereunder shall not be binding unless contained in writing signed by an authorised representative of the party waiving its rights (which shall be the Global Head of Legal – General Counsel for Sherwood only for Sherwood). The non-enforcement or waiver of any provision on one occasion shall not constitute a waiver of such provision on any other occasions unless expressly agreed in writing. Notice to either party will be sufficiently made if sent by registered post or facsimile or hand delivery to the contact for legal notice at the address/es set out hereto, or to other such address/es as may be notified in writing from time-to-time.

9.	Changes/additions/modifications to any service/s and/or Product involving further purchasing can be ordered by Customer via a Sherwood Change Order Form executed by an authorised representative of Customer. Changes/additions/ modifications to this Agreement must be made in writing, and must be signed by both parties as an Amendment to this Agreement and/or a Sherwood Change Order Form and copied to each party’s contact for legal notice. No use of trade or other regular practice or method of dealing between the parties hereto shall modify, interpret, supplement, or alter in any manner the terms of this Agreement. If any provision of this Agreement or any part of any provision is held unenforceable, the remainder of the Agreement shall be valid and enforceable to the full extent permitted by law. Termination of this Agreement for whatever cause shall not affect rights, obligations, or liabilities of the parties accrued prior to termination. Clauses 3, 9, 10, and 15 shall survive termination of this Agreement for any reason whatsoever.

10.	Unless otherwise specified in the Order Form the term of this Agreement (“Term”) shall commence on the Effective Date set forth above and with respect to the License the Term is perpetual unless validly terminated by either party. Failure by Customer to make undisputed payment due and owing under this Agreement within thirty (30) days of written notice thereof shall [except for Customer’s failure to pay any undisputed amount payable with respect to a Renewal Maintenance Term] confer upon Sherwood the right to terminate without further notice. Notwithstanding, termination or expiration of this Agreement shall not release Customer from any obligation to pay Sherwood undisputed sums outstanding under the Term or otherwise. Upon termination or expiration of this Agreement, Customer shall return at Customer’s expense all copies of software or other tangible Product together with a certified statement by a duly authorised officer of Customer stating that the same has been returned or destroyed.

11.	Both parties agree to maintain and obtain, at its own expense, governmental authorisations, registrations, and filings that may be required to execute, perform, or enjoy the benefits of this Agreement, and to comply with all regulations, laws, and other legal requirements that apply to this Agreement including tax and foreign exchange legislation. This Agreement is made under and shall be construed in accordance with the Laws of the State of New York, and the parties agree to the exclusive jurisdiction of New York Courts.

12.	Both parties shall not, directly or through one or more subsidiaries or other controlled entities, solicit or endeavour to entice away from or discourage from

STRICTLY CONFIDENTIAL
Copyright SunGard 2004

(Master Software Sales and Services Agreement — Americas)

Master Software Sales and Services Agreement (Americas)

being employed or employ or attempt to employ any person who, during the immediately preceding twelve (12) months, was employed by the other party to this Agreement in the course of the relationship by and between the parties. If one party is in, or threatens to, breach provisions of this Clause, the other party to this Agreement shall be entitled to pursue all such remedies as are available to it by law including (without limitation) an application for a prohibitive injunction to restrain the occurrence and/ or continuance of the breach. Without prejudice to the generality of the foregoing, in the event a party to this Agreement elects to pursue a claim for damages, the other party shall pay by way of agreed damages an amount equal to the wages or salary (together with all associated employer costs including without limitation pension contributions, motor vehicle expenses and any other benefits or perks) paid by such party in respect of any such employee for twelve (12) months preceding the date of the breach, attorneys costs, and any other damages that may arise under such a claim.

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Copyright SunGard 2004

(Master Software Sales and Services Agreement — Americas)

Master Agreement Execution Page (Americas)

Accepted and Agreed:		Accepted and Agreed:

SUNGARD SHERWOOD SYSTEMS (US) INC. 200 Business Park Dr. Armonk, NY 10504		As an authorized representative of this Customer, I accept the terms and conditions of this Agreement and applicable Schedules and Sub-Schedules thereto:

By	/s/ G. Lavalle	By:	/s/ Courtney S. Smith

Name:	G. Lavalle	Name:	Courtney S. Smith
Title:	CEO	Title:	President
Date:	5/19/04	Date:	5/19/04

ONLY AUTHORIZED REPRESENTATIVE OF SUNGARD SHERWOOD SYSTEMS (US) INC ARE ALLOWED TO SIGN THIS ORDER FORM; AUTHORISED REPRESENTATIVES INCLUDE THE CEO AND CFO ONLY.

CUSTOMER’S ADDRESS FOR PRODUCT DELIVERY:

CONTACTS FOR LEGAL NOTICE:	CUSTOMER’S CONTACT FOR LEGAL NOTICE:

Corporate Counsel	General Counsel
SUNGARD SHERWOOD SYSTEMS	Specialty Underwriters’ Alliance, Inc.
33 St Mary Axe	8585 Stemmons Fwy
London EC3A 8AA	Suite 200, South Tower
Telephone +44 (0) 207 337 6000	Dallas TX 75247
Facsimile +44 (0) 207 337 1045

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Copyright SunGard 2004

(Master Software Sales and Services Agreement — Americas)

Schedule 1. Software Offering — ProCedeTM

Each Sherwood International Inc. (“Sherwood”) Customer has different software requirements. Sherwood can offer a suite of software products to meet needs of Customer; the following Schedule sets forth standard Sherwood terms and conditions for Sherwood’s ProCede™ software product, which is offered to Customer as specified on the Sherwood Order Form and/or Change Order Form.

Offering Overview: ProCede™

ProCede™ is a ceding administrative system running in a client-server environment.

Administration by the End-user is done on the client-server platform in a windows-based graphical environment. This includes the administering of business partners and contacts, reinsurance contracts, accounting, cash application and claims.

Batch processes such as bridges into the application for inward systems data, extraction of data from the application for use by the reinsurance attachment and calculation module, deposit premium, unearned premium calculations are done on an application server or a main processing workstation.

The ProCede™ application comprises functionality in the following areas; this is a summary only, and further details of functional specifications are in Sherwood’s Documentation for the ProCede™ application:

•	The ProCede™ Enterprise Solution (PES) — ProCede™ is an excess of loss/pro rata ceded reinsurance administration system, having been designed to integrate excess of loss and pro rata processing, both for treaty and facultative coverage;

•	Inward business functions (underwriting and claims) allowing data entry, adjustment, and review of direct business information required by the ceding process;

•	Reinsurance functions allowing Customer to enter, adjust, and review the terms of Customer’s reinsurance agreements, the details of each reinsurer’s participation, and the rules for ceding to those reinsurance agreements;

•	Accounting functions allowing Customer to enter bank deposit information, cash receipts, cash disbursements, apply cash to open balances, view open balances and entry of manual transactions at the contract and reinsurer level;

•	Organization functions allowing Customer to enter and change specific information for a business entity;

•	Reporting functions allowing Customer to run and view pre-defined reports and create pro-forma reports and output to support Schedule F;

•	Automatic bridges from/to other systems; while ProCede™ can run stand-alone, many enterprises integrate ProCede™ with their direct system. This requires a minimum amount of information on policies and claims to be bridged to ProCede™ along wit inward premium and loss transactions

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Copyright SunGard 2004

(Software offering — ProCede™)

Schedule 1. Software Offering — FrontTierTM

Each Sherwood Customer has different software requirements. Sherwood can offer a suite of software products to meet the exact requirements of Customer; the following Schedule sets forth standard Sherwood terms and conditions for Sherwood’s FrontTier™ system software product, which is offered to Customer as specified on the Sherwood Order Form and/or Change Order Form/s.

Offering Overview: the FrontTier™ system

The FrontTier™ system is a Sherwood solution for the property and casualty insurance market. The FrontTier™ system consists of:

•	the FrontTier™ Architecture and Development Toolset; and

•	the FrontTier™ Base Business Objects, consisting of the following:

•	FrontTier™ System Development Tools

•	FrontTier™ System Administration Tools

•	FrontTier™ Base Business Objects

•	FrontTier™ Primary Objects

•	FrontTier™ Smart Objects

•	FrontTier™ Objects Templates.

The FrontTier™ System Architecture and Development Toolset comprises the “backbone” of any application built using the FrontTier™ Architecture, and a toolset which can be used to enhance existing system functionality or to create new objects.

The FrontTier™ Base Business Objects include processes, user interfaces, external interfaces, batch processes, and database storage areas which may form part of the Customer’s final FrontTier™ solution. The FrontTier™ Base Business Objects section is made up of the following areas:

•	Entity Administration;

•	Quote Administration;

•	Policy Administration;

•	Claims Administration;

•	Customer Services Manager;

•	Accounting Modules; and

•	Billing Module.

Full details of functional specifications are in Sherwood’s Documentation for the FrontTier™ system as set out in the “SunGard Sherwood Systems FrontTier™Feature List”, dated January 21, 2004, version 1.0.

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Copyright SunGard 2004

(Software offering — FrontTier™)

SCHEDULE 2 MUTUAL CONFIDENTIALITY AGREEMENT

The parties to this Agreement have determined to establish terms governing the confidentiality of certain information one party (“Owner”) may disclose to the other party (“Recipient”). In consideration for each party agreeing to disclose such information to the other party, the parties to this Agreement agree as follows:

1. For purposes of this Agreement, “Confidential Information” shall mean information, data or material deemed proprietary by the Owner and which may be marked, or, if orally transmitted, designated as “Confidential” by the Owner and not generally known by the public or by parties which are competitive with or otherwise in an industry, trade or business similar to Owner. Confidential Information also includes any information described above which the Owner obtains from another party and which the Owner treats as proprietary or designates in writing as Confidential Information, whether or not owned or developed by the Owner. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, algorithms, documentation, user manuals, diagrams, flow charts, consulting methods and techniques, research, development, processes, procedures, “know-how”, marketing techniques and materials, marketing and development plans, market analysis, customer names and other information related to customers, price lists, pricing policies and financial information, methods of production, use, operation and application, invented, owned or developed by the Owner as it applies to and is incorporated in Owner’s proprietary software, and any patents, copyrights, trademarks existing now, for which applications may be pending or hereafter made, acquired and granted for any of Owner’s software and any improvements, enhancements or modifications thereto, Owner’s physical security system, access control systems, specialized recovery equipment and techniques, and the details of the Owner’s computer operations and recovery procedures. Confidential Information shall further include data regarding business practices, pricing, product philosophy, position relative to competitors, and review of actual deliverables of consulting projects.

2. Recipient will use the same reasonable efforts to protect such Confidential Information of the Owner as it uses to protect its own proprietary information and data. Disclosure of the Confidential Information shall be restricted to those individuals who are participating in the proposed transaction on a “need to know” basis and who are advised of this Agreement and agree to be bound by its terms, or as otherwise may be required by law.

3. Recipient shall not make any reproductions, disclosure or use of the Confidential Information for its own benefit to the detriment of the Owner except as follows:

(a)	Recipient may use such Confidential Information furnished by the Owner in furtherance of the purpose for which disclosure was made by the Owner to Recipient and;

(b)	Recipient may use such Confidential Information in accordance with any written authorization received from the Owner.

4. Recipient will not directly or indirectly attempt to reverse engineer, decrypt, disassemble, decompile, decipher, reconstruct or re-orient the circuit design, algorithms, logic or program code in any of the Owner’s products, models or prototypes which contain Confidential Information and which are provided pursuant to this Agreement. The Recipient will not receive any rights by implication or otherwise in any Confidential Information received by Recipient under this Agreement.

5. The limitations on reproduction, disclosure or use of the Confidential Information shall not apply if, and neither party shall be liable for reproduction, disclosure or use of Confidential Information with respect to which, any of the following conditions exist:

a)	If, prior to the receipt thereof under this Agreement, it has been developed independently by the Recipient, or was lawfully known to the Recipient, or has been lawfully received by the Recipient from other sources, provided such other source did not receive it due to a breach of an agreement with the Owner, and Recipient knows of such breach.

(b) If, subsequent to the receipt thereof under this Agreement, (i) it is published by the Owner or is disclosed by the Owner to others without a restriction on its use and disclosure, or (ii) it has been lawfully obtained by the Recipient from other sources which the Recipient reasonably believes lawfully came to possess it.

(c) If the Recipient is required by law to make such disclosure, provided a reasonable opportunity is first provided to the Owner to contest such disclosure.

(d) Information publicly known that is generally employed by the trade, business or industry at or after the time the Recipient first learns of such information, or generic information or knowledge which the Recipient would have learned in the course of its work in the trade, business or industry, shall not be deemed part of the Confidential Information.

6. Because of the unique nature of the Confidential Information, the Recipient understands and agrees that the Owner may suffer irreparable harm in the event that the Recipient fails to comply with any of its obligations hereunder and that monetary damages may be inadequate to compensate the Owner for such breach. Accordingly, the Recipient agrees that the Owner, in addition to any other remedies available to it under this Agreement or at law or in equity for actual damages, shall be entitled to seek remedies of specific performance, injunctive relief and other equitable relief to enforce the terms of this Agreement.

7. During the discussions contemplated by this Agreement, neither the Owner nor its affiliates will disclose to the Recipient or its affiliates any information regarding United States patents which may be held or applied for by or for the benefit of the Owner. To the extent that the Owner or its affiliates wishes to disclose any patent information to the Recipient or its affiliates, Owner and Recipient will first enter into an amendment to this Agreement which contains a provision relating to the terms, conditions and legal effect of such disclosure.

8. The obligations under this Agreement shall continue for so long as the Owner treats the Confidential Information disclosed to Recipient hereunder as confidential. Upon request, each party agrees to promptly return all originals and copies of any of the Confidential Information either may have obtained from the other.

9. The Owner shall not have any liability or responsibility for errors or omissions in, or any business decisions made by Recipient in reliance on, any Confidential Information disclosed under this Agreement.

10. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written,

IN WITNESS WHEREOF, the parties hereunto set their respective hands and seals, on the dates hereinafter set forth below.

SUNGARD SHERWOOD SYSTEMS (US) Inc		CUSTOMER

Signature	/s/ G. Lavalle	Signature	/s/ Courtney C. Smith

Print Name	G. Lavalle	Print Name	Courtney C. Smith

Title	CEO or CFO only (delete as appropriate)	Title	President

Company Name	SunGard Sherwood Systems (US) Inc	Company Name	SUA

Business Address	200 business Park Drive, Armonk, NY 10504	Business Address	8585 Stemmons Freeway, Dallas

Date	5/17/04	Date	5/19/04

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save that nothing in this Agreement shall limit or exclude liability for fraud or fraudulent misrepresentation. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

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Schedule 3 Software License Agreement (Americas)

This software license agreement (“License”) is effective upon SunGard Sherwood Systems (US) Inc. (“Sherwood”) Delivery of Product. Product is provided to Customer under the terms of this License and as set out in the applicable Sherwood Master Software Sales and Services Agreement (“Master”) (together, this License, a Schedule to the Master as defined herein and any other Schedule to the Master, and the Master, are the “Agreement”). Definitions hereunder are as defined in the Agreement.

1.	Construction and Definitions

Terms defined in the Master have the same meanings in this License. In addition,

“Documentation” means any documentary guide to Product and any other literature relating thereto supplied by Sherwood (or an Indirect Supplier) from time to time in any form whatsoever including but not limited to hard copy, electronic mail, and/or any other form of communication (whether in use on the date of this Agreement or not);

“Intellectual Property Right” means (a) patents, trade marks, service marks, registered designs, applications for any of those rights, utility models, trade and business names (including internet domain names and e-mail address names), unregistered trade marks and service marks, copyrights, know-how, database rights, rights in designs and inventions; and (b) rights of the same or similar effect or nature as or to those in paragraph; and (c) in each case in any jurisdiction;

“Key” means code which may be given to Customer by Sherwood to enable Product to provide the level of functionality for which Customer has paid License Fees;

“License Fee” means fees payable by Customer in respect of and in due consideration of Customer’s license rights to use Product as set in the Sherwood Order Form;

“Master” means the Sherwood Master Software Sales and Services Agreement to which this License is a Schedule and any and all other Schedules under the same.

2.	License

2.1 In consideration either of Customer’s payment of License Fees to Sherwood or the Customer lawfully acquiring the Product from a reseller, systems integrator, channel partner, distributor, and/or other third party (referred to herein as an “Indirect Supplier”), Sherwood hereby grants Customer and its subsidiaries, affiliates, non-exclusive, non-transferable license to use Product in machine-readable object code form only (except as allowed under this Agreement (“License”); this License authorises use strictly in accordance with Agreement. Customer may grant access to the Product to its agents, and other representatives or contractor(s) so long as such contractor(s) are working directly for and on behalf of Customer within the scope of this agreement and agree to the confidentiality obligations of Sherwood contained herein.

2.2 No rights or Licenses are granted to the Customer expressly, by estoppel, or by implication, with respect to any proprietary information or patent, copyright, trade secret, or other Intellectual Property Right owned or controlled by Sherwood, except as expressly provided for herein, or on the Order Form.

2.3 Documentation is provided solely to support Customer’s authorised use of Product in accordance with the Agreement. Except as permitted in Clause 3.1 or 4, Customer shall not use, copy, modify or distribute Documentation, or any copy, adaptation, transcription, or merged portion thereof.

3.	Covenants

3.1	Customer covenants it shall:

(a) not use Product except in accordance with Documentation;

(and such Documentation relating to Customer implementation shall be allowed to be distributed to Customer’s clients and agents provided that the Customer’s clients and agents comply with the confidentiality obligations contained herein and shall not further distribute).

(b) not copy or, modify, or distribute Product (electronically or otherwise), or any copy, adaptation, transcription, or merged portion thereof, other than for back-up purposes expressly permitted by this Agreement, or for internal use where the appropriate License Fee is paid;

(c) not copy configuration files generated by any Sherwood Product onto devices or managed network interfaces other than those expressly consented to by Sherwood by notice in writing; or

(d) transfer, lease, assign, or sub-license Product without Sherwood’s prior written consent and such consent shall not be unreasonably withheld or delayed.

3.2 Upon written notice from Sherwood and failure of Customer to cure within thirty (30) days, if the Customer uses, copies, or modifies Product or transfers possession of any copy, adaptation, transcription, or merged portion of Product to any separate company in any way not expressly authorised by Sherwood in writing, Customer’s License hereunder will automatically terminate.

3.3 Customer will ensure Sherwood has access to Customer’s premises on five (5) days’ prior notice and is able to inspect Product in any reasonable manner during regular business hours to verify Customer’s compliance with the terms hereof. Where Sherwood has reason to believe Customer may be using Product in breach of Agreement, Sherwood may obtain (and Customer shall grant) access to Customer’s premises and to Product with five (5) days’ notice to conduct an audit. If an audit demonstrates a breach of Agreement, Customer shall pay the costs of any audit and increased License Fee to reflect the actual number of users involved, reasonably backdated, together with any interest due under the Agreement.

3.4 Product is intended to operate in accordance with Documentation and Sherwood’s instructions from time-to-time. Any failure by Customer strictly to comply with the same (“Unauthorised Use”) or with the Non-Disclosure Agreement (“Unauthorised Disclosure”) could lead to severe damage to Customer, a third party, and/or Sherwood, and will constitute a breach of the Agreement. Customer acknowledges the possibility of such damage and hereby agrees that any Unauthorised Use shall be at Customer’s sole risk.

3.5 Save strictly as expressly permitted under applicable law or this Agreement, Customer shall not reverse engineer, de-compile, disassemble, or otherwise make any attempt to derive the source code to Product. Any attempt to do so will automatically terminate all of Customer’s rights and License under the Agreement.

4.	Back-Up Copies

STRICTLY CONFIDENTIAL

Customer may make a reasonable amount of copies of Product in machine-readable, object code form (with respect to Documentation, in paper form), for non-productive back-up purposes only, provided that Customer reproduces and includes Sherwood’s copyright notice and proprietary legend on each back-up copy. Each back-up copy must be stored in a safe and secure location accessible only to Customer. All copies of Product must be accounted for upon Sherwood’s request. Customer shall instruct its employees, agents, and contractors that making unauthorised copies of Product or any portion thereof, or permitting use of Product other than in accordance with the Agreement, constitutes a breach of copyright law, this License, and the Agreement.

5.	Proprietary Protection

Nothing in this Agreement shall operate to transfer any Intellectual Property Rights or other interest in Product to Customer. Customer agrees that it neither owns nor hereby acquires any claim or right of ownership to Product or Documentation or to any related Intellectual Property Right. The Customer owns only magnetic tape, CD ROM, or other physical media on which Product is recorded or fixed. Sherwood retains all right, title, and interest in and to (i) Documentation, and (ii) all copies of Product recorded on the original media, and (iii) all subsequent copies of Product at all times regardless of the form or media in or which the original or other copies may subsequently exist. This Agreement is not a sale of the original or any subsequent copy of Product. Customer shall use its best efforts to prevent and protect the contents of Product from unauthorised disclosure, use, dissemination, and/or copying. For the avoidance of doubt it is understood and agreed that each screen will include the appropriate copyright protection, and Sherwood logo as mutually agreed by the parties.

6.	Confidentiality

Customer acknowledges that any Keys provided to Customer, and ideas, principles, and algorithms which underlie or are contained within Product, including any interface information or information required for interoperability, are (without limitation or exception) all confidential information and valuable trade secrets of Sherwood and subject to the confidentiality restrictions in the Non-Disclosure Agreement.

7.	Warranty

7.1 Sherwood warrants that for a period of one (1) year after Delivery (the “Warranty Period”), the media on which Product is delivered (if any) will be free of defects in materials or workmanship (provided it is properly used in accordance with this Agreement). If a defect in any CD ROM occurs during such period the Customer may return the CD ROM (or other media on which Product was supplied) and Sherwood will replace it.

7.2 Sherwood warrants that it has the right to license to Customer the use of the Product. Sherwood warrants that the use of the Product by Customer will not infringe any UK or US patent, copyright or other intellectual property right of any third party.

7.3 Both parties respectively warrant that it is a corporation duly incorporated, validly existing and in good standing under the laws of a state of the United States; that it has all the requisite corporate power and authority to execute, deliver, and perform this Agreement; that it has duly authorized execution, delivery, and performance of this Agreement; that it has and shall maintain any governmental license, authorization, or qualification required for it to perform this Agreement; no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained for it to execute, deliver and perform this Agreement; and to its knowledge, there is no outstanding litigation, arbitrated matter, or other dispute to which it is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on its ability to fulfil its respective obligations under this Agreement.

7.4 Sherwood warrants that Product shall materially operate and conform to the specifications, functions, and other descriptions and standards applicable thereto as set forth in the Critical Functionalities (as defined herein). Any unauthorized changes to the Product shall void the warranty provided under this subsection with respect to that portion of the Product modified. If, at any time, Customer discovers one or more defects or errors in the Product such that the Product fails in any material respect to conform with the provisions of any warranty contained in this subparagraph, Sherwood shall correct such defect, error, or non-conformity by, among other things, supplying Customer with such corrective codes and making such additions, modifications, or adjustments to the Product as may be necessary to keep the Product in operating condition in conformity with the Critical Functionalities.

7.5 Sherwood warrants to Customer that it has the full legal right to grant to Customer the license granted under this Agreement, and that the Software and Documentation, as and when delivered to Customer by Sherwood and when properly used for the purpose and in the manner specifically authorized by this Agreement, do not infringe upon any United States patent, copyright, trade secret or other proprietary right of any Person. Sherwood shall defend and indemnify Customer against any third party claim to the extent attributable to a violation of the foregoing warranty. Sherwood shall have no liability or obligation under this Section 7 unless Customer gives written notice to Sherwood within ten (10) days (provided that later notice shall relieve Sherwood of its liability and obligations under this Section 7 only to the extent that Customer is prejudiced by such later notice) after any applicable infringement claim is initiated against Customer and allows Sherwood to have sole control of the defence or settlement of the claim. If any applicable infringement claim is initiated, or in Sherwood’s sole opinion is likely to be initiated, then Sherwood shall have the option, at its expense, to:

(a) modify or replace all or the infringing part of the Software or Documentation so that it is no longer infringing, provided that the Software functionality does not change in any material adverse respect; or

(b) procure for Customer the right to continue using the infringing part of the Software or Documentation; or

(c) remove all or the infringing part of the Software or Documentation, and refund to Customer the corresponding portion of the initial license fee paid by Customer to Sherwood under this Agreement, less a reasonable rental charge equal to one-sixtieth (1/60) of the initial license fee for each month of use, in which case this Agreement shall terminate with respect to the Software or part thereof removed.

7.6 Customer material. Customer warrants to Sherwood that Customer has the full legal right to grant to Sherwood the right to use the designs, plans, specifications or other materials provided by or on behalf of Customer for inclusion in the Software or the Documentation (“Customer Material”) and that the Customer Material does not infringe upon any United States patent, copyright, trade secret or other proprietary right of any Person. Customer shall indemnify and defend Sherwood (and any SunGard Affiliates providing software or services under this Agreement) against any third party claim to the extent attributable to a violation of the foregoing warranty Customer shall have no obligation with respect to the indemnity in this Section 7 unless Sherwood gives written notice to Customer within ten (10) days) (provided that later notice shall relieve Customer of its liability and obligations under this Section only to the extent that Customer is prejudiced by later notice) after any applicable

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infringement claim is initiated against Sherwood and allows Customer to have sole control of the defence or settlement of the claim. If any applicable infringement claim is initiated, or in Customer’s sole opinion is likely to be initiated, then Customer shall have the option, at its expense, to:

(a) modify or replace all or the infringing part of the Customer Material so that it is no longer infringing, provided that the Customer Material’s functionality does not change in any material adverse respect; or

(b) procure for Sherwood the right to continue using the infringing part of the Customer Material; or

Customer hereby grants unlimited access to SunGard of Customer Material...

7.7 Product is provided “AS IS” without warranty of any kind unless set out in this clause 7. All other warranties other than 7 herein as to Product, whether statutory, express, or implied, are hereby expressly excluded to the fullest extent permitted by law.

7.8 Remedies in Clauses 7 shall be Customer’s sole remedies with regard to any aspect of Product.

8 Default

8.1 Should Customer fail to pay any undisputed fees or charges due under this Agreement or fail to materially comply with any other obligation under this Agreement or any other agreement with Sherwood (other than a failure to pay any amount payable with respect to a Renewal Maintenance Term) or a voluntary agreement is approved, or an administration order is made, or a receiver or administrative receiver is appointed over any of Customer’s assets, or undertaking or a resolution or petition to wind up Customer is passed or presented (other than for purposes of a solvent amalgamation or reconstruction), or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver, or administrator, or to present a winding-up petition or make a winding-up order (or equivalent events occur in other jurisdictions), this shall be considered a default by Customer and Sherwood may, at its option, in addition to other available remedies, terminate this Agreement and/or disable Product, provided that it first gives Customer thirty (30) days’ prior notice in order to permit the Customer to cure Customer’s default.

8.2 Customer shall indemnify and hold Sherwood harmless from any loss, costs, damages, expenses, or liability that may arise out of or in connection with any breach by Customer of this Agreement.

9 Termination

9.1 It is understood and agreed that Customer has the right to terminate this Order Form and Agreement without penalty at anytime up to 15 July 2004 if Customer does not raise appropriate funding levels (estimated at $200,000,000) to operate in a public or private equity financing. It is understood and agreed that all monies paid to Sherwood prior to the said termination, including but not limited to $75,000 and any Services provided by Sherwood are non refundable.

Upon delivery of the Product, Company has thirty (30) days to notify Sherwood in writing that the Product does not materially conform to the Critical Functionalities (“Material Defects”). Upon such notification, Sherwood has one hundred and eighty (180) days to correct the Material Defects. If, in the opinion of Customer (based on commercially reasonable standards), the Product continues to not materially conform to the Critical Functionalities, Customer may terminate this Agreement within thirty (30) days written notice.

9.2 Upon termination of this Agreement (whether under this License, the Master, or otherwise), but for the avoidance of doubt not upon termination of Maintenance services), Customer’s License will automatically terminate, and Customer shall within fifteen (15) days of termination return or destroy, as requested by Sherwood, all copies of Product in its possession or control (whether modified or unmodified), and all other materials pertaining to Product, including all copies thereof. Customer shall certify its compliance with such requirement upon Sherwood’s request.

9.3 Clauses 1, 5, 6, 9 and 10 shall survive termination of this Agreement for any reason whatsoever.

10. Escrow

If and only if (a) a voluntary agreement is approved, or an administration order is made, or a receiver or administrative receiver is appointed over any of Sherwood’s assets, or undertaking or a resolution or petition to wind up Sherwood is passed or presented (other than for purposes of a solvent amalgamation or reconstruction), or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver, or administrator, or to present a winding-up petition or make a winding-up order (or equivalent events occur in other jurisdictions), the bankruptcy or insolvency of Sherwood occurs, or (b) the material diminution in functionality of a future release of one or more of the modules comprising the Product after written notice by and failure by Sherwood to materially cure such default within ninety (90) days of such notice, or (c) a bug in the Product that causes a material negative adverse effect on Customer’s business that is not materially fixed by Sherwood after ninety (90) days written notice from Customer or if the following three events have occurred: (i) Sherwood has discontinued providing support services for the Software to Customer base generally, including the ongoing support services provided by Sherwood to Customer under this Agreement, (ii) Sherwood has not designated an assignee (which Customer has consented to in accordance with Clause 5 of the Master ) to assume Sherwood’s obligations to provide such ongoing support services, and (iii) such discontinuation occurs during any period of time when Customer fulfils its obligation of payment of undisputed Annual Support Fees according to the Order Form, or then, upon a termination of the ongoing support services, Customer may use the Source Code to make modifications, revisions and updates to the Source Code which are/as reasonably necessary to support the Customer’s continued use of the Software in accordance with this Agreement. Without limiting Customer’s obligations under this Clause of this Agreement, Customer shall keep the Source Code in a secure tape vault or vault-like (which may include a vault-like environment on a hard-drive or server located on Customer’s premises) environment on its premises and shall take all steps necessary to protect the confidentiality of the Source Code, including, without limitation, following the security procedures that Customer would follow with respect to its own highly confidential information and any additional security measures reasonably requested by Sherwood. Notwithstanding any provision of this Agreement to the contrary, Customer shall not sell, market, sublicense, license, distribute or otherwise grant to any person, company or entity including any affiliate, outsourcer, vendor, consultant or partner, any access to or right to use the Source Code or any version of the Source Code. However it is understood and agreed that Customer may need to allow a sub-contractor access to the Source Code but such sub-contractor will be under the same obligation contained herein, including but limited to the confidentiality provisions. Customer’s permitted use of the Source Code shall be at Customer’s sole risk and expense and Sherwood shall

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have no liability under any provision of this Agreement with respect to any performance problem, claim of infringement or other matter to the extent attributable to the use or any modifications, whether made intentionally or accidentally, of the Source Code by or through Customer.

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Schedule 4. Support and Maintenance Agreement

Each Sherwood Customer has different maintenance requirements. Sherwood can tailor maintenance services to meet exact requirements of Customer; the following however sets forth standard Sherwood maintenance term and conditions and Customer’s exact order for maintenance will be as specified on the Sherwood Order Form and/or Change Order Form.

1. Definitions

“End-Users” are Permitted Persons in numbers only as specified in Sherwood Order Form or Change Order Form and subject to audit.

“Initial Maintenance Term” is an initial minimum period of twelve (12) months commencing from Effective Date of the execution of a Sherwood Order Form and/or Change Order Form

“Location” is the Customer facility/ies indicated on the Sherwood Order Form or Change Order Form as appropriate for Product and service/s Delivery.

“Maintenance” is the services provided by Sherwood to Customer in accordance with this Agreement.

“Nominated Customer Contacts” are defined as technical contacts within Customer’s organisation who have been declared by Customer and accepted by Sherwood as being eligible to use Sherwood’s Maintenance.

“Permitted Persons” are employees of Customer who work at Customer Location that are aware of the terms and conditions of this Schedule and the Agreement it falls under.

“Renewal Maintenance Term” is an additional consecutive periods of twelve (12) months commencing from expiry of the Initial Maintenance Term.

2. Warranty Provisions

Except as expressly set out herein, no representation, warranty, condition, undertaking, or other term, whether express or implied, arising by statute or otherwise (including but not limited to any implied representations, warranties, conditions, undertakings, or other terms as to satisfactory quality or fitness for a particular purpose), as to condition, quality, performance or suitability of Sherwood Maintenance or any results of Maintenance service/s is given or assumed by Sherwood and all such representations, warranties, conditions, undertakings, or other terms are hereby excluded except to the extent such exclusion is prohibited by law.

3. Term and Termination

Beginning on the Effective Date and continuing for the Initial Maintenance Term Sherwood shall provide the Maintenance services set forth in the Order Form for the maintenance fees set forth in the Order Form. Thereafter, Sherwood shall continue to offer such Maintenance services during the Renewal Maintenance Term at the fees stated in this Agreement, unless Customer gives Sherwood notice of its intent to terminate Maintenance at least ninety (90) days before the end of the Initial Maintenance Term or any Renewal Maintenance Term. Maintenance fees shall be as set forth in the Order Form. On an annual basis, by giving at least ninety (90) days prior written notice to Customer, Sherwood may increase the maintenance fees payable under this Agreement; provided that the increase in the maintenance fees shall not exceed 5% .

In the event either party has committed a material breach of its obligations under this Maintenance Agreement (other than Customer’s failure to pay any undisputed amount payable with respect to a Renewal Maintenance Term) and shall not have remedied it within thirty (30) days of receiving written notice from the first mentioned party setting out the breach and requiring its remedy within such thirty (30) day period, the non-breaching party may then terminate with seven (7) days written notice following the party in breach not responding within the period set forth herein.

Upon the effective date of termination of Maintenance services (“Support Termination Date”), (i) Sherwood shall discontinue providing all on-going Maintenance services, including Sherwood’s obligations under this Maintenance Agreement, (ii) any Sherwood warranties under this Agreement shall cease to apply for the period after the Support Termination Date, and (iii) Customer shall be entitled to continue to use the Product until the expiration or termination of the Term that is applicable to the Product and Sherwood shall have no liability with respect to Customer’s use of the Product after the Support Termination Date. Any termination of this Maintenance Agreement shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination. Sherwood reserves the right in its absolute discretion to suspend the supply of the Maintenance services where payment by the Customer of any undisputed amount due to Sherwood (whether under this or any other agreement) is overdue and Sherwood shall have no liability with respect to Customer’s use of the Product until all undisputed past due amounts and any applicable reinstatement fees are paid in full.

4. Customer Obligations

In order to enable Sherwood to perform Maintenance, Customer undertakes and agrees at its own expense to: provide such access to Customer’s premises and computer and such office accommodation and other facilities and resources as may reasonably be required by Sherwood to properly offer Maintenance; provide Sherwood promptly with all information and documentation reasonably required by Sherwood; ensure that all information provided by Customer is correct and accurate in all material respects; ensure in the interests of health and safety that Sherwood’s personnel, in the event that in the offering of Maintenance on Customer premises, they are at all times familiar with Customer’s premises and safety procedures; and make available appropriate staff, Nominated Contacts or otherwise, who are familiar with Customer’s programs and/or applications and procure that its staff co-operates with Sherwood.

It is Customer’s sole responsibility to ensure that all service/s obtained from third parties (and not provided by Sherwood or its assignees) meet Customer requirements (including but not limited to specification, fitness for purpose, operation, use) whether recommended by Sherwood or not. Customer will be liable to reasonably compensate Sherwood for any additional expense incurred by Sherwood through the Customer’s failure to follow the reasonable instructions of Sherwood’s staff, or through the Customer’s failure to materially comply with provisions herein.

5. Use of Experience/Information Gained

Nothing in this Agreement shall prevent Sherwood from using any experience acquired or developed during the performance of this Agreement in the provision of services for other Customers or on its own behalf, unless expressly provided for in the mutually agreed work orders. Any information provided by Sherwood to Nominated Contacts/Customer as to the expected results of the provision of Maintenance is given for the purposes of guidance only.

6. Core Maintenance Service

Sherwood shall use best efforts to address any functional anomaly as may be identified by Customer, within such period as may be reasonable having regard to the nature, seriousness, and operational significance of the reported non-conformity. The foregoing shall not include maintenance service/s in respect of: defects resulting from any modifications of the current release of the Sherwood software in question made by any entity other than Sherwood; any version of Sherwood software other than the then current release; use of a current release other than in accordance with instruction/s, written or otherwise, of Sherwood; non-conformities caused by use of Sherwood current release on other than specified and agreed equipment; operator error/s; any bespoke work carried out in relation to Sherwood software.

Sherwood will: notify Customer of any corrections and make the same available to the Customer to allow a reasonable time to test or agree to the correction before it becomes operational; handle all telephone enquiries through Sherwood’s Global Help Desk; ensure Maintenance response and correction service shall be available during Support Hours for Customer Location in question; undertake escalation procedures to ensure the allocation of appropriate resources and skills having regard to the technical needs of the call.

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(Support and Maintenance Agreement)

Sherwood shall make available quarterly or on reasonable demand an outstanding corrections list for Customer. Non-conformities shall be categorised as follows:

1	Causes Sherwood software to be inoperable to a material degree;

2	loss of facilities in Sherwood software;

3	non-critical lack of functionality in Sherwood software which can’t be cured by End-User action;

4	non-functionality in Sherwood Software which can be avoided;

5	cosmetic errors to the Software

The Customer shall: use only Sherwood’s current release of software unless otherwise agreed; ensure that software is used in a proper manner by competent trained employees only or by persons under their direct supervision; not request,, permit, or authorise anyone other than Sherwood to provide any Maintenance services in respect of the software; promptly supply to Sherwood an example of the output or processing in which any non-conformity has occurred, together with related input and a detailed and complete explanation of the circumstances; co-operate with best effort with Sherwood’s personnel in the diagnosis of any non-functionality; in order to remedy any call, comply with all instructions issued by Sherwood relating to the operation of software including, without limitation, procedures relating to the input of data.

Customer will pay Sherwood at standard Sherwood consultancy rates as Sherwood may amend from time-to-time for any work carried out in conjunction with a suspected non-functionality which Sherwood determines (such determination being reasonable in the circumstances) after investigation by Customer and Sherwood: did not exist; did not fall within the definition/s stated in this provision; was attributable to Customer failing to comply with the instructions of Sherwood; arose in any of the circumstances set out above.

7. Enhancements

Sherwood may supply any enhancement and update to the current release of Sherwood software as it may produce from time-to-time. In conjunction with the same, Sherwood will revise and reissue where appropriate related documentation. Customer may be entitled to the provision of such software enhancements as may be offered by Sherwood to the Customer as optional and chargeable enhancements.

If the Customer requests Sherwood to provide advice, consultancy, amendments, or enhancements to Sherwood software, the supply of such service/s shall be subject to the provisions of an executed Sherwood Order Form and/or Change Order Form and such terms and conditions as may be applicable under the same.

8. Releases

Sherwood shall support the then current release until a new software release is made available to the Customer under this Schedule for Maintenance. Following the Delivery of a new software release Sherwood shall maintain the preceding release for a period of five (5) months unless otherwise mutually agreed in writing by and between the parties. Customer shall make the new Sherwood software release operational during said period. If Customer fails so to do without the agreement of Sherwood, Sherwood shall have no further obligation to supply Maintenance until such time as the new release is made operational by Customer; notwithstanding, Customer’s payment obligations hereunder shall not be affected.

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(Support and Maintenance Agreement)

SCHEDULE 5. ENHANCED SUPPORT AGREEMENT

Provided that Customer has subscribed to Maintenance in Schedule 4, this Schedule 5 Support Agreement and this Schedule 5 shall be incorporated herein.

The packaged support service offerings are summarised as follows:

•	Response Target Service

•	Extended Support Hours

•	Operational Support

Service Description 1

Service Description 2

Service Description 3

These Support offerings are described below.

Service Description 1 – Response Target Service

The Response Target Service builds on Maintenance to give discrete response time targets for the priorities defined below. The escalation procedure is described at the end of this Service Description.

Priority 1 – Show Stopper

Loss of application function such that the Product is completely unavailable to users and cannot be used in production with no workaround immediately available. For example, all terminals are inoperable, a critical machine is completely down, or a total production system failure has occurred.

Initial call-back target	Within one (1) hour within Support Hours

Work commencement target	Via telephone upon callback and/or via dial-up access if required. On-site services, if required, will commence the next business day.

Resolution target	Continuous work during the Support Hours (and thereafter at Sherwood’s discretion) until the lost Sherwood software functions are restored. If defects or errors continue after the lost functions are restored or if such restoration is an interim fix only, the Support Services request shall be automatically downgraded to a lower priority as appropriate and handled accordingly.

Escalation target	Two (2) hours

Priority 2 – High

Loss of application function such that a substantial portion of the Sherwood Product cannot be used in production and there is no workaround immediately available. For example, a number of people are unable to work or are unable to complete time critical tasks such as month end processing.

Initial call-back target	Within two (2) hours within Support Hours

Work commencement target	Via telephone upon callback. If needed, on-site or via dial-up access commencing next business day.

Resolution target	Continuous work during the Support Hours (and thereafter at Sherwood’s discretion) until the lost Sherwood functions are restored unless a higher priority Support Services request is received from the Customer. If defects or errors continue after the lost functions are restored or if such restoration is an interim fix only, then the Support Services request shall be automatically downgraded to a lower priority as appropriate and handled accordingly.

Escalation target	Six (6) hours.

Priority 3 – Medium

Loss of application function such that a substantial portion of the Product can still be used in production although no workaround is immediately available. For example some users are unable to use parts of the software, or aborted jobs need restarting.

Initial call-back target	Same business day for calls received prior to one hour before the end of Support Hours. Next business day on commencement of Support Hours for calls received after one hour before the end of Support Hours.

Work commencement target	Initial troubleshooting via telephone upon callback. Additional required work (if any) shall commence on same business day for calls received at or prior to one hour before the end of Support Hours and on next business day on commencement of Support Hours for calls received after one hour before the end of Support Hours.

Resolution target	Continuous work during Support Hours until the lost Product function is restored unless a higher priority Support Services request is received from the Customer. If defects or errors continue after the lost function is restored or if such restoration is an interim fix only, the Support Services request shall be automatically downgraded to a lower priority as appropriate and handled accordingly.

Escalation target	Two (2) days

Priority 4 – Standard

Loss of application function such that a substantial portion of the Product can still be used in production and/or a workaround can be implemented by Customer personnel with remote assistance from Sherwood.

Initial call-back target	Same business day for calls received at or prior to one hour before the end of Support Hours. Next business day on commencement of Support Hours for calls received after one hour before the end of Support Hours.

Work commencement target	Initial troubleshooting via telephone upon callback. Additional required work (if any) shall commence on same business day for calls received at or prior to one hour before the end of Support Hours and on next business day on commencement of Support Hours for calls received after one hour before the end of Support Hours.

Resolution target	Work during Support Hours until workaround implemented unless a higher priority Support Services request is received. Once the workaround has been implemented, the call shall be automatically downgraded to Priority 5 as appropriate and handled accordingly.

Escalation target	Ten (10) days

Priority 5 – General

General inquiries, requests for enhancements and/or reporting of defects that do not

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impact the users’ ability to continue production of work.

Initial call-back target	Within two (2) business days

Work commencement target	As agreed in each instance

Resolution target	As agreed in each instance

Escalation target	Not applicable

Escalation Procedure

Support Services requests, which are not resolved before the escalation targets described in the priority descriptions above, will be escalated through the following levels

Level 1	Help Desk – ftsupport@sungard.com Tel. 1 877 777 8437

Level 2	Francoise.taylor@sungard.com Tel. 905 366 3533

Level 3	Mike.robertson@sungard.com Tel. 905 366 3279

Level 4	Angus.Muir@sungard.com Tel. 905 366 3314

Level 5	Mike.Dropkin@sungard.com 9142737703

Service Description 2 – Extended Support Hours

Extended Support Hours extend the Support Hours to incorporate Support Services performed outside of normal business hours during the week, at weekends and on statutory holidays.

Extended Support Hours are comprised of two categories:

•	On-Call Support Hours, where work is not performed, but Sherwood support personnel are on call and ready to react to perform support work if required.

•	Work Support Hours, where work is actually performed by Sherwood support personnel.

Extended Support Hours are normally provided as On-Call Support Hours. When a Support Service is requested during On-Call Support Hours, Work Support Hours commence within the agreed Extended Support Hours according to Response Target Service guidelines. The exact nature of the Extended Support Hours required by Customer is defined in the appropriate Order Form.

Service Description 3 – Operational Support

Sherwood offers support for the operation of the deployed Sherwood software in a production environment the form of Operational Support. For example, Operational Support services may include the initiation of electronic file transfers or the monitoring of batch processes.

Each specific Operational Support task is defined in the appropriate Order Form.

General Provisions regarding Support

The terms and conditions to which Customer is bound under Sherwood’s Standard Support and Maintenance Schedule (Schedule 4) apply hereunder; specifically applicable are the non-solicitation, warranty, termination, and Customer obligation provisions. Nothing in this Support Agreement shall prevent Sherwood from using any experience acquired or developed during the performance of this Agreement in the provision of services for other Customers or on its own behalf, except as considered confidential or proprietary information of Customer under this Agreement, any statement of work or mutually executed confidentiality agreement. Any information provided by Sherwood to Customer as to the expected results of the provision of Support is given for the purposes of guidance only.

This Support Agreement sets out Sherwood’s entire liability in relation to its performance, non-performance, and offering of Support service/s. Sherwood reserves the right in its absolute discretion to suspend the supply of Support services where payment by Customer of any undisputed amount due to Sherwood (whether under this or any other agreement) is overdue.

It is further understood and agreed that::

Sherwood shall provide technical support to Customer via telephone helpline (the “Support Hotline”), according to the Response Target Service set forth herein, between 9:00 a.m. Central time and 5:00 p.m. Central time, Monday through Friday, exclusive of Public Holidays in the relevant jurisdiction in which the Services are being provided holidays, (“Support Hours”).

Email Support. Sherwood shall provide technical support to Customer via email (“Email Support”), according to the Error Remediation Process set forth below during the Support Hours.

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Schedule 6. PROFESSIONAL TECHNICAL SERVICES AGREEMENT

AGREEMENT FOR THE SUPPLY OF PROFESSIONAL SERVICES PURSUANT TO MASTER SOFTWARE SALES AND SERVICES AGREEMENT

The effective date of this Professional Services Schedule (“Services Agreement”) is the date of execution of the applicable Order Form and/or Change Order Form (“Effective Date”), and this Services Agreement is pursuant to the Sherwood Master Software Sales and Services Agreement (and all Schedules and any Sub-Schedules thereto) and Order Form by and between the parties (“Master Agreement”), and binds the same under the terms and conditions as follows.

1.	Definitions

In this Services Agreement terms shall have the meanings set out in the Master Agreement, and supplementary terms shall be defined as below:

“Business Day”	means Monday – Friday excluding public holidays in the relevant jurisdiction, from 9:00 – 17:00 in the time-zone where the Services are being performed;

“Deliverable/s”	means any item including software (being product and documentation and any/all associated services) delivered to Customer by Sherwood under the terms of the Master Agreement and/or this Services Agreement;

“Minimum Term”	means coterminous with the Term under the Master, or as appropriate, Change Order Form/s;

“Services”	are as defined in the Master Agreement under Professional Services.

2	Supply of Services

2.1	The terms and conditions of the Master Agreement control and apply to this Services Agreement.

2.2	The terms and conditions of the mutually executed Master Agreement shall prevail over this Services Agreement, any attached or incorporated Schedule, Sub-Schedule, and/or Change Order Form, other agreement, annexure, subsequent communication or understanding in the event of a conflict between the same, with the sole exception of a mutually executed Master Software Sales and Services specific amendment to the Master Agreement.

2.3	Sherwood shall use reasonable endeavours to provide Deliverables in accordance with any mutually agreed delivery schedule/s or milestones as specified in the relevant Order Form and/or Change Order Form/s. Any and all dates specified in communications of any kind including the aforementioned by and between the parties shall be treated as estimate/s and Sherwood does not accept any liability for failure to meet such date/s, and any target date/s shall be extended by delays caused by Customer, including, without limitation, delay or prevention of installation and/or deployment of any kind. In the event installation and/or deployment is delayed by Customer thirty (30) days or more, Customer may be liable for reasonable delay, cancellation, and/or termination charges.

2.4	Material changes/additions/modifications to software shall require execution of a new Change Order Form; notwithstanding, Customer may request changes to scope of a mutual project plan, statement of work, future specifications map, or the like, in so much as such changes are not material to Sherwood’s offering purchased for due consideration by Customer.

2.5	In the event of a request for a material change/addition/modification to Sherwood software and/or Deliverable/s, Customer may request and Sherwood may provide a written response to the request, indicating cost implications and any other anticipated effect. If Customer is offered and executes a subsequent Change Order Form, Customer for due consideration may then enjoy the benefits of the desired request.

3	Fees for Professional Services

3.1	Customer shall pay Sherwood’s list time and materials rate for all programming, coding, consulting, and like technical services, educational and training programs, and all materials provided to Customer, unless otherwise agreed in a mutually executed writing under this Services Agreement.

3.2	In calculating amount/s payable in respect of Services, Sherwood will ensure that its personnel complete time sheets recording time spent in supplying Services and those time sheets will be used to calculate the time charge to which monthly invoicing relates.

3.3	Sherwood’s daily rates are calculated on the basis of a Business Day; Sherwood shall be entitled to charge on an hourly basis for part days worked by its personnel.

3.4	Sherwood shall not vary its rates during the Minimum Term but shall be entitled to vary its time and materials rates thereafter on giving not less than thirty (30) days written notice to Customer. Such rates shall not increase more than five (5)% annually.

3.5	Customer shall pay all reasonable chargeable expenses and disbursements, which may be incurred by Sherwood personnel on behalf of Customer. Chargeable expenses and disbursements shall include, but shall not be limited to, reasonable travel and living costs, supplies, computer services, telephone charges, copying charges, and all shipping charges for material provided to Customer.

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4	Customer Obligations

4.1	In order to enable Sherwood to perform Services hereunder, Customer undertakes and agrees at its own expense to:

4.1.1	provide such access to the Customer’s premises and computer and such office accommodation and other facilities and resources as may reasonably be required by Sherwood; and

4.1.2	provide Sherwood in a reasonable timeframe with all information and documentation reasonably required by Sherwood; and

4.1.3	ensure that all information provided by the Customer is correct and accurate in all material respects; and

4.1.4	ensure in the interests of health and safety that Sherwood’s personnel, while on Customer premises, are at all times familiar with Customer premises and safety procedures; and

4.1.5	make available appropriate staff who are familiar with Customer’s programs and/or applications and ensure that its staff co-operate with Sherwood;

4.1.6	allocate a suitably qualified member of staff and deputy as persons with whom Sherwood shall liaise.

4.2	It is Customer’s sole responsibility and at Customer’s sole liability to ensure that all technical, development, enhancement, support, maintenance, and similar services obtained from any and all third parties (i.e., not provided by Sherwood or its assignees) meet its requirements (including but not limited to specification/s, fitness for purpose, functionality/ies, operation, use, coding, enhancements, and bespoke development needs, etc.) whether recommended by Sherwood or not. In no way shall undisputed amounts due and payable to Sherwood be effected by the participation of such third parties in the delivery of Customer solution/s e.g., software, networking, services, consulting, and the like that are not a list Sherwood offering. Customer will be liable to compensate Sherwood for any reasonable additional expense incurred by Sherwood through Customer’s material failure to follow reasonable instructions of Sherwood’s staff, or through Customer’s failure to materially comply with provisions of the Master Agreement and this Services Agreement hereunder.

4.3	Both parties will indemnify the other party and keep the other party fully and effectively indemnified against all costs, claims, demands, expenses, and liabilities of whatsoever nature arising out of or in connection with any claim that the use by such other party of any information or material supplied for the purpose of enabling Sherwood to prepare Deliverable/s infringes the intellectual property rights (of whatever nature) of any third party.

5	Scope of Customer’s Rights in Relation to Deliverable/s

5.1	All property, rights, title, and interest in Deliverable/s and any associated or other Documentation produced as a result of the software, Product, and any and all related Service/s and Intellectual Property Rights therein is vested absolutely in Sherwood and Customer shall have no right title or interest therein except as agreed herein or as expressly agreed in writing by both parties on a work order(s).

5.2	Deliverable/s shall be used only for the processing of data in the course of Customer’s business but not for the provision of data processing services to any third party save with the express prior written agreement of Sherwood.

5.3	Nothing in this Agreement shall prevent Sherwood from using any experience acquired or developed during the performance of this Agreement in the provision of software, Product, and/or Services for other clients or on its own behalf.

6	Warranty in Relation to Services

6.1	Sherwood warrants that it will use reasonable care in the provision of Services. In the event Customer is not fully satisfied on reasonable grounds with the performance of Services, it may give notice to Sherwood within twenty-eight (28) days of the provision of such Service setting out details of the variance from Service/s it was expecting. Sherwood shall at the option of Customer:

6.1.1	within a reasonable time seek to rectify, at its discretion, any aspect of Service/s it is thus notified of; and/or

6.1.2	reduce its charges against any anomaly in Service/s it determines were extant.

6.2	This Clause 6 sets out Sherwood’s entire liability in relation to its performance or non-performance of Services.

6.3	Without prejudice to the provisions of the Master Agreement or this Services Agreement, Sherwood reserves the right in its absolute discretion to suspend supply of Services where payment by Customer of any undisputed amount due to Sherwood (whether under this or any other agreement) is overdue or if Customer is in material breach of any of its obligations hereunder.

7	Termination

Notice of termination, which is given during the currency of the Order Form or Change Order Form/s, shall not take effect until the completion of the Service/s specified therein.

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